Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

April 15, 2016

Date of Report (Date of earliest event reported)

Freestone Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-28753	90-0514308
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Republic Center, Suite 1350 325 N. St. Paul St. Dallas, TX 75201

(Address of Principal Executive Offices)

214-880-4870

(Issuer Telephone number)

Check the appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 4.01 Change in Registrant’s Certifying Accountant.

On April 15, 2016, Freestone Resources, Inc. (the “Company”) dismissed MaloneBailey, LLP (“MaloneBailey”) as the Company’s independent auditors. MaloneBailey’s reports on the Company’s financial statements as of, and for the years ended June 30, 2014 and June 30, 2015 did not contain any adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles. However, their reports contained an explanatory paragraph disclosing the uncertainty regarding the ability of the Company to continue as a going concern.

During the fiscal years ended June 30, 2014 and June 30, 2015, and the subsequent interim period through April 15, 2016, there were no disagreements with MaloneBailey on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of MaloneBailey would have caused MaloneBailey to make reference to the matter in their reports. The Company has requested MaloneBailey to furnish it a letter addressed to the Commission stating whether it agrees with the above statements. A copy of MaloneBailey’s letter is filed as Exhibit 16.1 to this Form 8-K.

On April 18, 2016, the Company engaged Heaton & Company, PLLC (“Heaton”) as the Company’s principle independent auditors to audit the financial statements of the Company. The decision to change independent auditors was approved by the Board of Directors of the Company.

During the years ended June 30, 2014 and June 30, 2015, and the subsequent interim period through April 18, 2016, neither the Company nor anyone on its behalf consulted with Heaton regarding either the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, nor has Heaton provided the Company a written report or oral advice regarding such principles or audit opinion or any matter that was subject of disagreement or reportable events set forth by Item 304(a)(iv) and (v), respectively, of Regulation S-K with the Company’s former accountant, MaloneBailey.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits.

16.1 Letter from MaloneBailey, LLP regarding change in certifying accountant

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREESTONE RESOURCES, INC.

April 18, 2016	By:	/s/ Michael McGhan
Michael McGhan Chief Executive Officer

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